Exhibit 3.3

KINROSS BRASIL MINING CORP.

CNPJ 20.346.524/0001-46

NIRE 3130000448-1

MINUTES OF THE EXTRAORDINARY GENERAL

MEETING HELD ON 18 DECEMBER 2012.

Date, time and place: Held on 18 December 2012, at 09:00 am, at the headquarters of KINROSS BRAZIL MINING CORP., located in the City of Paracatu, Minas Gerais, on BR 040, km 36.5, CEP 38.600-000 (“Company ”).

Present: All Company shareholders.

Convening: Publication of Convening Notices waived for all attending shareholders of the Company.

Chair: a) President: Antonio Carlos Saldanha Marinho; and b) Secretary: Alessandra Lucioli Nepomuceno.

Agenda: Examine, discuss, deliberate and vote: (i) the crediting of interest on capital; (ii) the capital increase; (iii) the amendment of the statute that governs the equation of fixed priority non-cumulative dividends due to preferred shares; (iv) the dismissal of the director; and (v) the adequacy and consolidation of the bylaws.

Deliberations: Complying with all the formalities prescribed by law and bylaws, the meeting was duly opened and the shareholders, after discussion and debate, unanimously approved, without reservations, amendments and/or objections:

(i) The drawing up of these minutes in summary form, in accordance with Article 130, § 1, of Law 6,404/76;

(ii) credit for interest on capital by the Company to its shareholders, totaling R$68,332,977.36 (sixty eight million, three hundred and thirty-two thousand, nine hundred and seventy-seven reals and thirty-six cents), calculated based on the Company’s existing equity in the period from 1 July 2012 to 18 December 2012, applying the variation of Interest Rate Term - TJLP, “pro-rata”, the period of 1 July 2012 to 18 December 2012, meeting the fiscal limits calculated based on the interim balance sheet as at 30 November 2012 (and the accounting effects designed to 31 December 2012), in accordance with Article 9 of Law No. 9,249/95 and the provisions contained in Article 59 of Law No. 11,941/09.

Dividends to be paid to holders of common shares, the gross amount of R$36.04 (thirty-six reals and four cents) per ordinary share and to the holders of preferred shares, the gross amount of R$317.70 (three hundred and seventeen reals and seventy cents) per preferred share. Gross amounts stated above are subject to taxation by IRRF - Income Tax Withholding Tax, at the rate of 15% (fifteen percent), according to the legislation in force, and shall be paid to shareholders the net taxes. For those shareholders resident, or domiciled in a country that does not tax income or taxes it at a maximum of less than 20% (twenty percent), the rate referred to in Article 24 of Law No. 9,430/96, will be subject to the levy of IRRF - Withholding Tax - at a rate of 25% (twenty five percent).

(ii.1) Interest on equity approved herein shall be allocated to fixed dividends provided for in paragraph 2 of Article 5 of the Bylaws and the minimum dividend provided for in Article 21 of the Statute, to be distributed by the Company for the fiscal year ending in 31 December 2012, for all purposes of Corporate Law.

(ii.2) Entitlement to receive the amount corresponding to the interest on capital allocated to dividends approved at this shareholders meeting, held on the recorded date of 18 December 2012.

(iii) the capital increase of R$57,106,881.94 (fifty-seven million, one hundred and six thousand, eight hundred and eighty-one reals and ninety-four cents) by capitalizing the interest on credit equity stated in topic “ii “above and dividend imputation. Thus, capital increases from R$2,150,889,349.25 (two billion, one hundred and fifty million, eight hundred and eighty-nine thousand three hundred and forty-nine reals and twenty-five cents) to R$2,207,996,231.19 (two billion, two hundred and seven million, nine hundred and ninety-six thousand, two hundred and thirty-one reals and nineteen cents), through the issuance of 945 (nine hundred and forty-five) registered common shares without par value, at an issue price of R$12,184.45 (twelve thousand one hundred and eighty-four reals and forty-five cents), and 4,560 (four thousand five hundred and sixty) preferred shares, without par value, at an issue price of R$10,000.00 (ten thousand reals). The common and preferred shares issued are fully subscribed by the shareholders in proportion to their respective interests in the capital, according to the subscription form attached hereto as Annex I, and paid with credits from shareholders relating to interest on equity stated above. The purpose of the proposed increase is to allow the capitalization of claims by shareholders in order to preserve the Company’s cash and its financial planning.

As the amount of credit interest on capital that would be used by the shareholder Montanapar Participações Ltd., for the capitalization of the Company. corresponding to R$1,333.32 (one thousand three hundred and thirty-three reals and thirty-two cents) the net amount of withholding tax would not be sufficient for the payment of even one (1) share issued by the Company, if it was paid directly to Montanapar Participações Ltd., and is therefore not used for the capitalization of the Company.

Thus, the head paragraph of Article 5 of the Bylaws shall become effective with the following wording:

“Article 5 - The capital is R$2,207,996,231.19 (two billion, two hundred and seven million, nine hundred and ninety-six thousand, two hundred and thirty-one reals and nineteen cents), represented by a total of 376,708 (three hundred and seventy-six Thousand, seven hundred and eight) ordinary registered shares with no par value, and 177,026 (one hundred and seventy-seven thousand and twenty-six) preferred shares, without par value.”

(iv) Amendment of paragraph 2 of Article 5 of the bylaws, which regulates the equation of fixed priority non-cumulative dividends due to preferred shares, in order to exclude the calculation method referring to calendar year 2010 and keep only the formula calculation referring to calendar year 2011 onwards. Thus, the second paragraph of Article 5 of the Bylaws shall become effective with the following wording:

“ Article 5 -(...)

Second paragraph - Each preferred share will have priority in receiving a fixed non-cumulative dividend, equivalent to the following equation, from the calendar year 2011, including: [((the inflation target this year, set by the National Monetary Council (CMN ) + risk premium, released by the National Monetary Council, which incorporates an international real interest rate and Brazil credit risk component, in the medium and long term) x (equity in accordance with Brazilian Accounting Principles, adjusted for the following installments: (i) effects of Law 11,638/07 (ii) revaluation reserve (iii) premium on issue of debentures, at the beginning of each year) multiplied by the corresponding percentage of ownership interest of the preferred shares in the total capital of the Company), and with payment limited to the greater of the following values: (a) 50% of the sum of retained earnings and profits, calculated in accordance with Brazilian Accounting Principles, taking into account the effects of the impacts brought by Law 11,638/07 at the beginning of each year; or (b) 50% of book profit, for the actual base period, calculated in accordance with Brazilian Accounting Principles and adjusted by Law 11,638/07] each year, without participation in the remaining profits. For purposes of §1 of Article 111 of the Corporations Act, it is established that preferred shares without voting rights, acquire this right if the Company fails to pay the fixed dividend to which they are entitled, for three (3) consecutive fiscal years, starting from the year 2010, in which case they retain the right to vote until the payment of such a fixed dividend. The preferred shares may be redeemed at any time by the Company decision, embodied in its notice, delivered to holders of preferred shares, at least two (2) business days before the date prescribed for payment of the redemption amount, which shall distinguish between: (i) the date on which payment of the redemption amount will be paid, which shall not exceed two (2) business days from the date of delivery of the notice by the Company, (ii) the redemption value for each share redeemable (“Redemption Price”), which shall be equivalent to R$10,000.00 (ten thousand reals) per preferred share plus declared and unpaid dividends with respect to such shares, minus the reduction in capital values relating to these actions; (iii) the number of preferred shares to be redeemed, subject to the provisions of §4 of Article 44 of the Corporations Act, if applicable; and (iv) local payment of the amount due to holders of redeemable preferred shares. The preferred shares have priority in capital reimbursement, without premium, in the event of dissolution of the Company, corresponding to the value of the Redemption Price of preferred shares issued, at the time of breakup.”

(v) dismissal of the Managing Director, Mr. Cancian Alexandre Gabriel Sobrinho, Brazilian, married, bachelor of science, bearer of Identity No. 589 437 SSP / DF and CPF under no. 287726011-91 with professional address at BR 040, 36.5km, Paracatu/MG, CEP 38600-000. The position of Administrative Director is temporarily vacant until the election of a new director;

(vi) due to the resolution in item (v) above, the Company’s Executive Board was composed as:

a)             Mr. Antônio Carlos Saldanha Marinho, Brazilian, lawyer, married, OAB/RJ N° 34,048, CPF N° 442.204.567-91, with business address at 6th floor, No. 4100, Av. Afonso Pena, Cruzeiro Belo Horizonte/MG, CEP 30.130-009, in the positions of Brazil President and Legal Vice President;

b)             Mr. Gilberto Carlos Nascimento Azevedo, Brazilian, mining engineer, bearer of Identity Card No. 02,044,091 S3P/BA, registered with CPF under No. 446565055-87, with a business address at BR 040, 36.5km, Paracatu/MG, CEP 38600-000, in the office of Vice President and General Manager of Paracatu;

c)              Mr. Alessandro Lucioli Nepomuceno, Brazilian, married, mining engineer, bearer of identity card MG 064303, registered with the CPF/MF under No. 663981186-34, with business address at 6th floor, No. 4100, Av. Afonso Pena, Cruzeiro, Belo Horizonte/MG, CEP 30130-009, in the office of Director of Sustainability and Licensing;

d)             Mr. Wavne Arthur Phillips, naturalized Brazilian, divorced, chemical engineer, bearer of identity card No. 45034346-4, issued by the Institute of Identification “Pedro Mello” registered with the CPF under No. 196925285-53, with business address at 6th floor, No. 4100, Av. Afonso Pena Cruzeiro, Belo Horizonte/MG, CEP 30130-009, in the office of Director of Technological Development of Mining;

e)              Mr. Eduardo Magalhães Barbosa, Brazilian, married, business administrator, bearer of Identity Card M-4971276, registered with the CPF / MF under No. 710484996-34, domiciled in apt. 701, 343, Rua Venezuela, Sion, Belo Horizonte/MG, CEP 30315-250, in the office of Director of Information Technology;

f)               Mr. Mauro Fampa Ostwald, Brazilian, married, accountant, bearer of Identity Card No. 090 725 623 and CPF No. 024934697-47, resident and domiciled at apt. 410, No. 270, Av. Marechal Henry Lott, Barra da Tijuca, Rio de Janeiro/RJ, CEP 22631-370, in the office of Director of Taxes; and

g)              Mr. Marcos Adriano Cangussú Rodrigues, Brazilian, married, business administrator, CPF No ° 639110276-72, with business address at BR 040, 36.5km, Paracatu/MG, CEP 38600-000, in the office of Director of Human Resources.

(vii) adequation and consolidation of the Company’s bylaws to reflect changes approved herein, which shall become effective with the wording of Annex II hereto.

Drafting and reading of the minutes: The floor was offered to anyone who wanted to speak, such as anyone wanting to protest the suspension of works, and closed the meeting in time to draw up these minutes. After the meeting, the minutes were read, approved and signed by all present.

Paracatu/MG, 18 December 2012.

(signatures on the next sheet)

(Signature sheet for the minutes of the Extraordinary General Meeting of Brazil Kinross Mining Corp., held on 18 December 2012)

Chair:

/s/ Antônio Carlos Saldanha Marinho	/s/ Alessandro Lucioli Nepomuceno

Antônio Carlos Saldanha Marinho	Alessandro Lucioli Nepomuceno

President	Secretary

Shareholders:

KINROSS PARTICIPAÇÕES LTD.

Antonio Carlos Saldanha Marinho and Alessandro Lucioli Nepomuceno

MONTANAPAR PARTICIPAÇÕES LTD.

Antonio Carlos Saldanha Marinho and Alessandro Lucioli Nepomuceno

KINROSS GOLD CORPORATION

pp. Antonio Carlos Saldana Marinho and Alessandro Lucioli Nepomuceno

CAYMAN NEWWINCO INC.

pp. Antonio Carlos Saldana Marinho and Alessandro Lucioli Nepomuceno

ANNEX I TO THE MINUTES OF THE EXTRAORDINARY GENERAL

MEETING OF KINROSS BRAZIL MINING CORP. HELD ON 18

DECEMBER 2012

NEWSLETTER SUBSCRIPTION

SHAREHOLDER	NUMBER OF ORDINARY SHARES	NUMBER OF PREFERRED SHARES	TOTAL NUMBER OF SHARES	VALUE REALIZED THROUGH THE CAPITALIZATION OF CLAIMS RELATING TO INTEREST ON CAPITAL
Kinross Gold Corporation, a company organized and existing under the laws of Ontario, Canada, headquartered at 25 York Street, Toronto M5J 2V5, registered for CNPJ under No. 09.241.419/0001-00.	0	3,666	3,666	R$	36,663,521.22

Kinross Participações Ltd., A limited liability company headquartered in Belo Horizonte/MG, on the 6th Floor, Atlantic Building, 4100, Town Cruise, Av. Afonso Pena, CEP 30130-009, registered with CNPJ under No. 29.398.922/0001-80.	945	162	1,107	R$	13,130,744.52

Cayman Newinco Inc., a company organized and existing under the laws of the Cayman Islands, based on the 3rd Floor of the CIBC Financial Center, postcode No. 1234, George Town, Grand Cayman, Cayman Islands, registered for CNPJ under No. 05.652.188/0001-76.	0	731	731	R$	7,312,616.19

Subtotal — OS	945	—	945	R$	11,508,593.87
Subtotal — OS	—	4,560	4,560	R$	45,598,288.07
Total	945	4,560	5,505	R$	57,106,881.94

Paracatu/MG, 18 December 2012.

(signatures on the next sheet)

(Signature Sheet for Annex I to the Minutes of the Extraordinary General Meeting of Brazil Kinross Mining CORP., held on 18 December 2012)

Shareholder Signatories:

KINROSS PARTICIPAÇÕES LTDA.

Antonio Carlos Saldanha Marinho and Alessandro Lucioli Nepomuceno

KINROSS GOLD CORPORATION

pp. Antonio Carlos Saldana Marinho and Alessandro Lucioli Nepomuceno

CAYMAN NEWWINCO INC.

pp. Antonio Carlos Saldana Marinho and Alessandro Lucioli Nepomuceno

Company:

KINROSS BRASIL MINERAÇÃO S/A

Antonio Carlos Saldanha Marinho and Alessandro Lucioli Nepomuceno

ANNEX II TO THE MINUTES OF THE EXTRAORDINARY GENERAL
MEETING OF KINROSS BRAZIL MINING CORP.

HELD ON 18 DECEMBER 2012

BYLAWS

OF KINROSS BRAZIL MINING Corp.

CNPJ No. 20.346.524/0001-46

NIRE No. 3130000448-1

CHAPTER I - NAME, PURPOSE, PLACE AND TERM OF DURATION

Article 1 - A KINROSS BRASIL MINERAÇÃO S/A, abbreviated, KINROSS BRAZIL OR KINROSS, is a privately held corporation governed by these Bylaws and by applicable legislation.

Article 2 - The Company is engaged in:

a)             carrying out the harnessing of mineral deposits through research, exploration, extraction, processing, manufacturing, transportation, shipment and commerce of mineral commodities;

b)             production, processing, transporting, industrialization and commercialization of any and all sources and forms of energy, and may also act in the production, generation, transmission, distribution and marketing of their products, derivatives and by-products;

c)              promote and execute, observing the legal formalities, any and all activities related or necessary, directly or indirectly, to the attainment of its object, including import or export of any goods or products, and performing any other activities that may be regarded as secondary or related to its object;

d)             provide consultancy services within its area of operation to companies in Brazil and abroad;

e)              provide or participate, directly or indirectly, in any fashion, with other companies, consortia, or entities, majority or minority, whose social objectives are linked to, or accessories of its objective.

Article 3 - The Company has its headquarters at highway BR 040, 36.5km, Paracatu, Minas Gerais, CEP 38600-000, and may, at the discretion of the Board, open or close, anywhere in the country or abroad, subsidiaries, branches, agencies, offices, warehouses, or any other establishment in the country or abroad.

Article 4 - The term of duration the Company is indefinite.

CHAPTER II - CAPITAL AND SHARES

Article 5 - The capital is R$2,207,996,231.19 (two billion, two hundred and seven million, nine hundred and ninety-six thousand, two hundred and thirty-one reals and nineteen cents), represented by a total of 376,708 (three hundred and seventy six thousand seven hundred and eight) ordinary registered shares with no par value, and 177,026 (one hundred and seventy-seven thousand and twenty-six) preferred shares, with no par value.

First Paragraph - The shares are indivisible and the Company will not recognize fractions.

Second paragraph - Each preferred share will have priority in receiving a fixed non-cumulative dividend, equivalent to the following equation from the calendar year 2011, including: [((the inflation target this year, set by Nacional (CMN) + the Monetary Council risk premium, released by the National Monetary Council, which incorporates an international real interest rate and Brazil credit risk component in the medium and long term) x (equity in accordance with Brazilian Accounting Principles, adjusted for the following installments: (i) effects of Law 11,638/07 (ii) revaluation reserve (iii) premium on issue of debentures, at the beginning of each year) multiplied by the corresponding percentage of ownership interest of the preferred shares in the total capital of the Company), and with payment limited to the greater of the following values: (a) 50% of the sum of retained earnings and profits, calculated in accordance with Brazilian Accounting Principles, taking into account the effects of the impacts brought by Law

11,638/07 at the beginning of each year; or (b) 50% of book profit, for the actual base period, calculated in accordance with Brazilian Accounting Principles and adjusted by Law 11,638/07] each year, without participation in the remaining profits. For purposes of §1 of Article 111 of the Corporations Act, it is established that preferred shares without voting rights, acquire this right if the Company fails to pay the fixed dividend to which they are entitled, for three (3) consecutive fiscal years, starting from the year 2010, in which case they retain the right to vote until the payment of such a fixed dividend. The preferred shares may be redeemed at any time by the Company decision, embodied in its notice, delivered to holders of preferred shares, at least two (2) business days before the date prescribed for payment of the redemption amount, which shall distinguish between: (i) the date on which payment of the redemption amount will be paid, which shall not exceed two (2) business days from the date of delivery of the notice by the Company, (ii) the redemption value for each share redeemable (“Redemption Price”), which shall be equivalent to R$10,000.00 (ten thousand reals) per preferred share plus declared and unpaid dividends with respect to such shares, minus the reduction in capital values relating to these actions; (iii) the number of preferred shares to be redeemed, subject to the provisions of §4 of Article 44 of the Corporations Act, if applicable; and (iv) local payment of the amount due to holders of redeemable preferred shares. The preferred shares have priority in capital reimbursement, without premium, in the event of dissolution of the Company, corresponding to the value of the Redemption Price of preferred shares issued, at the time of breakup.

Third Paragraph - The preferred shares are convertible into common shares by decision of the preferred stockholders, upon prior written notice to the Company at least two (2) working days in advance. The number of ordinary shares to be issued on the conversion date shall be equal to the Redemption Price of the preference to be determined on the date of conversion, and such price shall be determined by the Company in good faith, on the date of conversion actions.

Article 6 - Each registered common share is assigned one vote at General Meetings. The preferred shares shall not carry voting rights and grant priority to the repayment of the value of capital, without premium, in the event of dissolution of the Company.

CHAPTER III - GENERAL MEETING

Article 7 - Annually, within four months following the end of each fiscal year, there will be an Annual General Meeting for the purposes specified in law. The General Assembly shall meet, extraordinarily, whenever corporate interests so require.

First Paragraph - Subject to legal exceptions, the chair and the General Assembly will be up to the majority of shareholders, who appoint the secretary of the works.

Second paragraph - Resolutions of the General Meeting shall be taken by majority vote of those present.

CHAPTER IV - ADMINISTRATION

Article 8 - Control of the Directors of the Company shall be exercised by the Executive Board.

Article 9 - The Executive Board will consist of two (2) to ten (10) Directors elected by the General Meeting of Shareholders, being a CEO, who will be designated as Brazil President, a Vice-President and General Manager of Paracatu, a Legal Vice-President, a Human Resources Director, a Sustainability and Licensing Director, a Technology and Mining Development Director, an Information Technology Director, a Director of Taxes, a Government Relations Director, and an Administrative Director.

First Paragraph - The majority shareholder shall submit to the General Meeting the names of candidates for the Executive Board with outstanding knowledge and expertise on the matter of responsibility for their area of expertise, and may also propose their removal at any time.

Second paragraph - The Executive Directors will have their individual assignments defined by the General Meeting to elect them.

Article 10 - The mandate of the Directors shall be three (3) years, reelection being permitted. The term of office will last until the investiture of their respective successors.

Sole Paragraph - The General Assembly shall prescribe the remuneration of individual directors.

Article 11 - The Directors shall serve fulltime and with exclusive dedication to the service the Company, being allowed to perform concurrent and unpaid positions in the management of wholly-controlled subsidiaries and affiliates of Company.

Sole Paragraph - The Administrators will account for their respective assignments even if away from the office due to travel in the performance of their duties.

Article 12 - The Executive Board shall meet ordinarily at least one (1) time per month and extraordinarily whenever convened by the Brazil President, with a minimum of two (2) days’ notice, which, however, will be waived if the all directors are present. Unless otherwise provided for in these Bylaws, the deliberations of the Executive Board shall be taken by majority vote of its members, with the Brazil President having the casting vote in case of tie.

First Paragraph - The Brazil President shall convene an extraordinary meeting of the Executive Board upon the request of at least three (3) members of the Executive Board.

Second paragraph - The meetings of the Executive Board will only be held with the presence of a majority of its members, always in the presence of The Brazil President.

Article 13 — It shall be incumbent on The Executive Board to:

a)                            comply with and enforce the general business guidelines established by the Company’s Shareholders;

b)                            prepare and submit to the Shareholders, strategic and business guidelines of the Company, incorporated in the strategic plan and business of the

Company, proposing revisions and updates, and execute the strategic plan and approved business;

c)                             plan and conduct the business of the Company in accordance with the strategic plan and approved business, reporting operational, economic and financial performance to the Shareholders;

d)                            draw, each year, the Annual Report and the Financial Statements to be submitted to the Shareholders in accordance with applicable law;

e)                             prepare and propose to the Shareholders’ annual and multi-annual budgets of the Company, which shall reflect the approved strategic and business plan, and execute the approved budgets;

f)                              approve the declarations to vote at general meetings of affiliates and subsidiaries, should the proposed voting take place, observe the provisions of this Statute, the strategic plan and the approved business.

Article 14 - Within the limits of their respective powers and observing the provisions of law and these Bylaws, the Directors shall be responsible to perform the acts necessary for regular operation of the Company; they will execute and enforce the resolutions of the General Assembly and the Executive Board.

Article 15 - The representation of the company, actively or passively, in or out of court, including the signing of documents implying responsibility for this, including private contracts should always be performed by two (2) Officers jointly, or by one (1) attorney together with one (1) Director, or by two (2) proxies, as set forth in this Article.

First Paragraph - The approval of contracts, loans, financing and other legal transactions to be entered into by the Company, which individually exhibit equal or higher value than R$2,000,000.00 (two million reals) and less than R$5,000,000.00 (five million reals), should be performed by two (2) Directors, the delegation of these powers to appointed attorneys being allowed as per this statute.

Second paragraph - The performance of the actions listed below should be performed by two (2) Directors, one of whom is the Brazil President, permits the delegation of these powers to prosecutors, appointed in accordance with this status is allowed, as per the head paragraph of this Article:

a) approval of contracts, loans, financing and other legal transactions to be entered into by the Company that, individually, exhibit an equal or higher value of R$5,000,000.00 (five million reals);

b)             approval of disposal or creation of liens on fixed assets of the Company of any amounts; and

c)              provision of guarantees to third parties, of any amounts.

Third Paragraph - The filing of lawsuits and administrative proceedings, as well as the execution of judicial and extrajudicial agreements of any value, must be performed by two (2) Directors, one of them, necessarily, the Brazil President or Legal Vice President, if there is such a specific designation.

Fourth Paragraph - Powers of attorney must be granted by the Brazil President, along with a Director except for the power to represent the company in court, actively and passively, for which only a signature of the Brazil President or Legal Vice President is required, if there is such a specific designation.

Fifth Paragraph - Unless intended for legal purposes, the mandates granted by the Company shall have a determined period of validity, not exceeding one (1) year.

CHAPTER V - AUDIT BOARD

Article 16-0 The Audit Board, with the functions and powers provided by law, if established, shall consist of three (3) members and three (3) alternates, shareholders or not, elected by the general meeting of shareholders that deliberate its operation, which shall fix the compensation of its respective members.

CHAPTER VI - RESPONSIBILITY OF THE DIRECTORS

Article 17 - The Directors are responsible to the Company and third parties for acts performed in the exercise of their functions under the Act and this Statute.

Article 18 -The Company will assure the members of the Board and the Audit Board, defense in judicial and administrative proceedings, actively or passively, during or after their respective mandates, which are caused by acts or facts related to the regular exercise of their respective functions, and provided that such acts or facts are not inconsistent with legal or statutory provisions.

First Paragraph - The guarantee provided for in the head paragraph of this Article extends to employees, who legally act on behalf of the Directors of the Company.

Second paragraph - The Company may purchase liability insurance to cover legal costs, attorneys’ fees and damages arising out of judicial and administrative proceedings mentioned in the heading of this Article, upon approval of the Brazil President, or the Legal Vice President, if there is such a specific designation.

CHAPTER VII — FISCAL YEAR AND FINANCIAL STATEMENTS

Article 19-0 the fiscal year shall coincide with the calendar year, thus ending December 31 of each year.

Article 20 - At the end of each fiscal year, the financial statements required by law and the proposed allocation of net income to be presented to the General Assembly by the Board shall be prepared.

Article 21 - Of annual net income, adjusted pursuant to article 202 of Law No. 6,404/1976, 25% (twenty-five percent) will be distributed to shareholders as the minimum mandatory dividend, with the balance of the appropriation allocated by the General Assembly.

Article 22 - The Company may also, by resolution of the Board, determine the preparation of financial statements for periods shorter than the annual period and declare dividends out of profits earned on these balances, and declare them to retained earnings or profit reserves existing in the last annual or interim balance sheet.

Sole Paragraph - The Company may, by resolution of the Board, opt for the distribution of interest on shareholders’ equity. The amount of interest paid or credited in respect of interest on capital, in accordance with legal provisions, may be imputed to dividends payable to shareholders, including and especially the fixed dividends on preferred shares.

Article 23 - Dividends not claimed within three (3) years will revert to the Company.

CHAPTER VIII - LIQUIDATION

Article 24 - The Company shall be liquidated as provided for by law or by resolution of the General Meeting, and will be extinguished upon the termination of liquidation.